EXHIBIT 1
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                           AGREEMENT FOR PURCHASE
                           AND SALE OF REAL ESTATE

     THIS AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE is entered into as of June 4, 1997, by and between LINCAM PROPERTIES LTD. SERIES 85, an Illinois limited partnership (together with its successors and assigns, "Seller"), and DLS REAL ESTATE, INC., an Illinois corporation together with its successors and assigns ("Purchaser").

                                 WITNESSETH:

      WHEREAS, Seller owns the land (the "Land") legally described on Exhibit A attached hereto and made a part hereof, consisting of approximately 2.54 acres located in the City of Rolling Meadows, County of Cook, State of Illinois, and the Land is improved with an office/warehouse building (the "Building") commonly known as 5521 Meadowbrook Court, Rolling Meadows, Illinois (the Land, together with the Building and all other improvements located on the Land are collectively referred to herein as the "Property");

      WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser all of Seller's right, title and interest in and to the Property on the terms and conditions set forth below;

      NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                  ARTICLE 1
                                 DEFINITIONS

      When used herein the following terms shall have the respective meanings set forth opposite each such term:

1.1   AGREEMENT:  this Agreement for Purchase and Sale of Real Estate.

1.2   BUILDING:  as defined in the Recitals to this Agreement.

1.3   BUSINESS DAY:  as defined in Section 9.15 hereof.

1.4   CITY:  Rolling Meadows, Illinois.

1.5   CLOSING:  as defined in Section 7.1 hereof.

1.6   CLOSING DATE:  as defined in Section 7.1 hereof.

1.7   CLOSING ESCROWEE:  as defined in Section 7.3 hereof.

1.8   COUNTY:  Cook County, Illinois.

1.9   EARNEST MONEY:  as defined in Section 3.2 hereof.

1.10  EFFECTIVE DATE:  as defined in Section 9.18 hereof.

1.11  ESCROW:  as defined in Section 7.3 hereof.

1.12  ESCROW AGREEMENT:  as defined in Section 7.3 hereof.









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1.13  LAND:  as defined in the Recitals to this Agreement.

1.14 LEASE: shall mean that certain Lease dated January 11, 1994, by and between Seller as landlord and Samsung America Inc. (the "Original Tenant"), as amended by First Amendment to Lease dated November 30, 1996 between Landlord and Samsung Construction Equipment America Corp. as Tenant.

1.15  PERMITTED EXCEPTIONS:  as defined in Section 5.2 hereof.

1.16  PROPERTY:  as defined in the Recitals to this Agreement.

1.17  PURCHASE PRICE:  as defined in Section 3.1 hereof.

1.18  PURCHASER:  as defined in the Preamble to this Agreement.

1.19  REMOVABLE LIENS:  as defined in Section 5.4 hereof.

1.20  REVIEW PERIOD:  as defined in Article 4 hereof.

1.21  SELLER:  as defined in the Preamble to this Agreement.

1.22  SURVEY:  as defined in Section 5.1 hereof.

1.23 SURVEYOR: Midwest Technical, Inc., Compass, Ltd., or such other reputable Illinois registered land surveyor as Seller may select.

1.24 TAXES: real estate taxes, current installments of regular assessments, special assessments, sewer charges, and any similar taxes and charges imposed in respect of the Property.

1.25  TENANT:  shall mean Samsung Construction Equipment America Corp.

1.26  TITLE COMMITMENT:  as defined in Section 5.1 hereof.

1.27 TITLE INSURER: Chicago Title Insurance Company or such other reputable title insurance company as Seller may select.

1.28  TITLE POLICY:  as defined in Section 5.3 hereof.


                                  ARTICLE 2
                       AGREEMENT TO PURCHASE AND SELL

      Purchaser agrees to purchase, and Seller agrees to sell, the Property (including the assignment of the Lease) at the Purchase Price and on the terms set forth herein. In furtherance thereof, Seller agrees to convey to Purchaser fee simple title to the Property together with all privileges, rights, easements, hereditaments, and appurtenances thereto belonging; and all right, title and interest of the titleholder thereof in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto (before or after the vacation thereof) by a recordable special warranty deed.

















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                                  ARTICLE 3
                               PURCHASE PRICE

3.1 PURCHASE PRICE. The purchase price (the "Purchase Price") to be paid by Purchaser to Seller for the Property shall be Two Million One Hundred Fifty Thousand and 00/100 Dollars ($2,150,000.00).

3.2 EARNEST MONEY. Within three (3) business days after the Effective Date, Purchaser will pay into a strict joint order escrow with Seller at the Title Insurer the sum of $215,000.00 as earnest money (together with any interest earned thereon, the "Earnest Money"). The Earnest Money may be invested by the Title Insurer as Purchaser directs in United States Treasury Bills or a federally insured money market account. Seller and Purchaser shall share equally the cost of the joint order escrow, but Purchaser shall bear the cost of any investment fee charged by the Title Insurer as escrowee. If this Agreement is terminated: (a) by Purchaser before the end of the Review Period in accordance with Article 4 hereof, then, provided Purchaser has complied with its obligations under the fourth grammatical paragraph of Article 4 hereof, the Earnest Money shall be returned to Purchaser; (b) because of a material breach of this Agreement by Seller, then the Earnest Money shall be returned to Purchaser; (c) pursuant to Section 5.4 hereof, then, provided Purchaser has complied with its obligations under the fourth grammatical paragraph of Article 4 hereof, the Earnest Money shall be returned to Purchaser; or (d) pursuant to
Section 6.3 hereof, then the Earnest Money shall be returned to Purchaser. Except as provided in the immediately preceding sentence, the Earnest Money shall be paid to the party provided in this Agreement. The Earnest Money shall be applied to the Purchase Price at the Closing.

3.3 CLOSING COSTS. Seller shall pay the cost of: (a) the Title Policy, including the cost of extended coverage over the standard printed exceptions; (b) the Survey (except as provided in Article 4 hereof); (c) any stamp or transfer taxes imposed by State, County or local law; and (d) obtaining and recording any releases of any mortgages, liens or other encumbrances which are not Permitted Exceptions and for which Seller is obligated to obtain a release under Section 5.4 hereof. Purchaser shall pay the cost of: (x) recording the deed and any documents required by Purchaser's lender; and (y) all other escrow and other fees imposed in connection with the closing of Purchaser's loan, if any. Purchaser and Seller shall share equally the escrow fees for the Closing and customary endorsements requested by Purchaser. All other closing costs shall be apportioned according to prevailing local custom. Except as expressly provided in this Agreement to the contrary, each party shall pay its own legal fees.

3.4 CLOSING PRORATIONS AND ADJUSTMENTS. The following items shall be prorated and adjusted as of the Closing as follows:

      (a) Base Rent (as defined in the Lease), received by Seller for the month of Closing, as Landlord under the Lease as well as prepaid rent, if any.

      (b) Pursuant to the terms of the Lease, payment of Taxes (as such term is defined in the Lease) is the responsibility of the Tenant for the period prior to and subsequent to Closing, and therefore Taxes will not be prorated. Any amounts which have been paid by the Tenant to Seller and are being held by Seller on the Closing Date for payment of accrued but unpaid Taxes will be credited to Purchaser at Closing. The 1996 real estate tax credit to Purchaser will be Seventy Four Thousand Three Hundred Twenty Three and 12/100 Dollars ($74,323.12) and the 1997 real estate tax credit to Purchaser will be Eighty Seven Thousand Thirteen and 88/100 Dollars ($87,013.88), and accordingly, the aggregate real estate tax credit will be One Hundred Sixty One Thousand Three Hundred Thirty Seven and 00/100 Dollars ($161,337.00). There will be no reproration of 1996 or 1997 real estate taxes.

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      (c)   Seller, as Landlord under the Lease, collects Operating
Expenses (as such term is defined in the Lease) from the Tenant in the amount of Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) each month commencing March 1, 1997. Tenant's obligation for January and February of 1997 was One Thousand Two Hundred Fifty and 00/100 Dollars ($1,250.00) per month. At Closing, Seller will deliver a statement setting forth Operating Expenses collected from the Tenant and Operating Expenses incurred by Landlord for the time period January 1, 1997 through the Closing Date (the "Operating Statement"). Operating Expenses paid by the Tenant to Seller for the period January 1, 1997 through the Closing Date which have not been expended by Seller will be credited to Purchaser at Closing, and Operating Expenses incurred by Seller in excess of those collected from the Tenant for the period January 1, 1997 through the Closing Date will be credited to Seller at Closing. By way of example, on the Closing Date, if Seller has collected Fourteen Thousand Two Hundred Thirty One and 00/100 Dollars ($14,231.00) in Operating Expenses from the Tenant and Operating Expenses actually incurred by Seller are Fourteen Thousand and 00/100 Dollars ($14,000.00) for the period January 1, 1997 through the date of Closing, Purchaser would receive a credit of Two Hundred Thirty One and 00/100 Dollars ($231.00) at Closing. There will be no reconciliation or reproration of Operating Expenses between Seller and Purchaser after Closing.

      (d) Seller, as Landlord under the Lease, collects insurance expenses from Tenant in the amount of Two Hundred Fifty and 00/100 Dollars ($250.00) each month commencing March 1, 1997. Tenant's obligation for January and February 1997 was One Hundred Twenty Five and 00/100 Dollars ($125.00) per month. The Operating Statement to be delivered as set forth in Section 3.4(c) above evidences the insurance expenses collected from the Tenant and insurance expenses incurred by Landlord for the time period January 1, 1997, through the Closing Date. Insurance expenses paid by the Tenant to Seller for the period January 1, 1997, through the Closing Date which have not been expended by Seller will be credited to Purchaser at Closing, and insurance expenses incurred by Seller in excess of those collected from Tenant for the period January 1, 1997, through the Closing Date will be credited to Seller at Closing. Purchaser, as of the date of Closing, shall obtain its own insurance and may pass on such cost to Tenant
in accordance with the terms of the Lease.   At the time of Closing, Seller
shall cancel all insurance policies, if any, carried by Seller with respect to the Property, and shall be entitled to receive and retain any refund obtained by Seller from its insurance carriers due to such cancellation.

      (e) The First Amendment to Lease dated November 29, 1996, by and between Seller and Tenant provides for Landlord to contribute Twenty Five Thousand and 00/100 Dollars ($25,000.00) towards payment of the Expansion Space Work (as defined in the First Amendment to Lease. Accordingly, at closing, Landlord will either (i) provide Purchaser with documentation evidencing that Seller has paid Tenant the Expansion Space Contribution (as defined in the First Amendment), or (ii) Seller shall escrow Twenty Five Thousand and 00/100 Dollars ($25,000.00) with Purchaser until such time as Tenant has completed the Expansion Space Work or if the Expansion Space Work is not completed by September 30, 1997, Purchaser may retain the Expansion Space Contribution and, in either event, Seller shall have no further obligations or liabilities with respect to the Expansion Space Work.

If any other items of income and expense requiring proration arise prior to Closing, then said items shall be prorated according to prevailing local custom, including a credit to Purchaser for Tenant's security deposit of $18,333.33.

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3.5   PAYMENT OF PURCHASE PRICE.  The Purchase Price, less the Earnest
Money (which shall be paid to Seller), plus or minus any adjustments, credits or prorations provided for herein, shall be paid at the Closing by wire transfer of current funds.


                                  ARTICLE 4
                                REVIEW PERIOD

      During the period of time beginning on the Effective Date and continuing until thirty (30) days after the Effective Date (the "Review Period"), Purchaser and its agents and contractors shall have the right to enter upon the Property, subject to Tenant's rights under the Lease, and conduct such tests and investigations as may be necessary for Purchaser to determine whether any one or more of the following matters or any other matter would make the Property unacceptable to Purchaser for acquisition in its sole and absolute discretion:

      (a)   zoning of the Property;

      (b) results of soils and environmental studies conducted by Purchaser;

      (c)   the state of title to the Property as evidenced by the Title
Commitment;

      (d)   matters shown on the Survey;

      (e) the physical condition of the Building and other improvements on the Property;

      (f)   the terms and conditions of the Lease;

      (g) the availability and sufficiency of utilities, including water, sanitary sewer, storm/retention facilities, telephone, gas and electricity; and

      (h) the existence of any laws, regulations or judicial matters affecting the Property.

      Prior to Purchaser entering upon the Property, Purchaser shall give Seller reasonable prior notice and such entry shall be subject to the terms of the Lease. Seller shall have the right to accompany Purchaser during such inspections and investigations; provided, however, in no event shall invasive testing or procedures be permitted by Purchaser or its agents without Seller's written consent which will not be unreasonably withheld (except customary Phase I Environmental Assessments paid for by Purchaser shall be permitted). Seller will provide Purchaser with copies of materials in its possession relating to Purchaser's due diligence investigations.

      In the event Purchaser, in its sole and absolute discretion, determines that any one or more of the foregoing matters or any other matter would make the Property unacceptable to Purchaser for acquisition, then Purchaser may elect to terminate this Agreement by delivering written notice of termination to Seller at any time on or prior to the last day of the Review Period, which notice shall specify the reason or reasons for termination. If Purchaser fails to give Seller notice of termination on or before the last day of the Review Period, Purchaser's right to terminate this Agreement pursuant to this Article 4 will be deemed waived.










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      If Purchaser so elects to terminate this Agreement during the Review
Period, Purchaser shall be reimbursed the Earnest Money. Purchaser shall as a condition precedent to the return to Purchaser of the balance of the Earnest Money: (i) return to Seller any materials Seller has delivered to Purchaser in connection with Purchaser's due diligence investigations, and
(ii) deliver to Seller (without cost to Seller) any and all title reports, surveys, soil tests, environmental studies or other reports or studies pertaining to the Property which Purchaser has ordered or obtained prior to or during the Review Period.

      Purchaser shall repair any damage to the Property resulting from Purchaser's activities on the Property under this Article 4, and shall indemnify, defend, and hold harmless Seller and Seller's partners, and their respective shareholders, officers, directors, employees and agents from and against any and all loss, damage, liability or expense (including reasonable attorneys' fees and other litigation expense and claims and liens of mechanics or materialmen) any of the aforementioned persons or entities may incur as a result of Purchaser's activities on the Property under this Article 4. The obligations of Purchaser under this grammatical paragraph shall survive the Closing or a termination of this Agreement, without limitation as to time, notwithstanding anything contained to the contrary in this Agreement.

      Any investigation or inspection conducted by Purchaser or any agent or representative of Purchaser, pursuant to this Agreement, in order to verify independently Seller's satisfaction of any conditions precedent to Purchaser's obligations hereunder or to determine whether Seller's representations and warranties are true and accurate, shall not affect (or constitute a waiver by Purchaser of) any of Seller's obligations hereunder or Purchaser's reliance thereon; provided, however, that if Purchaser becomes aware of Seller's failure to satisfy any condition precedent or becomes aware of the untruth or inaccuracy of one or more of Seller's representations and warranties, and Purchaser fails to promptly exercise its rights or remedies hereunder with respect thereto (including any right to terminate this Agreement), Purchaser shall be deemed to have irrevocably waived the satisfaction of such condition precedent or irrevocably waived its reliance on such representation or warranty and any claims or causes of action for damages or otherwise against Seller on account thereof, as the case may be.


                                  ARTICLE 5
                         TITLE INSURANCE AND SURVEYS

5.1 TITLE COMMITMENT; PRELIMINARY SURVEY. Seller shall deliver to Purchaser twenty-one (21) days after the Effective Date:

      (a) a survey of the Property ("Survey") prepared by the Surveyor and certified to Seller, Purchaser and the Title Insurer as having been made in compliance with current ALTA/ACSM Land Survey Standards, and the Survey shall be satisfactory to the Title Insurer for purposes of issuing extended coverage over the standard printed exceptions in the Title Policy and sufficient to obtain a survey endorsement; and

      (b) a commitment (together with all subsequent versions thereof issued prior to the end of the Review Period, the "Title Commitment") for an ALTA 1992 Form Owner's Title Insurance Policy issued by the Title Insurer and any underlying title documents.










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5.2   PERMITTED EXCEPTIONS.  Prior to the end of the Review Period,
Purchaser shall provide Seller with a list of those title exceptions which are satisfactory to Purchaser, in its sole but reasonable discretion, and such list shall be attached to this Agreement as Exhibit B and shall constitute the "Permitted Exceptions" hereunder unless and except to the extent that the list is modified pursuant to Section 5.4 hereof. The Permitted Exceptions shall include the following, it being understood by the parties, however, that the following items shall remain subject to the review and approval of Purchaser during the Review Period:

      (a) general real estate taxes, general and special assessments and any similar taxes or charges imposed in respect of the Property which are not then due and owing;

      (b)   acts done or suffered to be done by Purchaser; and

      (c)   the Lease.

      If Purchaser fails to submit a list of Permitted Exceptions on or before the expiration of the Review Period, then the Permitted Exceptions shall be deemed to be all matters appearing on the Survey and the most recent Title Commitment submitted to Purchaser prior to the expiration of the Review Period.

5.3 TITLE POLICY. At the Closing, Seller shall deliver to Purchaser an ALTA 1992 Form Owner's Title Insurance Policy from the Title Insurer or in lieu thereof a marked-up title commitment from the Title Insurer (either being referred to herein as the "Title Policy") which in either case shall:
(i) be dated the Closing Date; (ii) name Purchaser as the insured; (iii) have a liability amount equal to the Purchase Price; (iv) show Purchaser as the owner of the Property in fee simple subject to no exceptions other than the Permitted Exceptions; and (v) include extended coverage over the standard printed exceptions. The Title Policy shall be conclusive evidence as to good title as shown therein with respect to all matters insured by the Title Policy and any endorsements requested by Purchaser.

5.4 OBJECTION AND CURE PERIOD. If the Title Commitment contains any matters not constituting Permitted Exceptions or Removable Liens (hereinafter defined), then Seller may, at its election, within ten (10) days after receipt from Purchaser of the Permitted Exceptions or a subsequent version of the Title Commitment, as the case may be: (a) cause the non-permitted matters to be deleted from the Title Commitment; (b) cause the Title Insurer to expressly waive or insure over such non-permitted matters; or (c) cause the Title Insurer to agree to delete or insure over such non-permitted matter at the Closing. Except for Removable Liens, Seller shall have no obligation to elect the alternatives set forth in clauses (a), (b) or (c) of this Section 5.4.

      If Seller fails or elects not to take any of the actions described in clauses (a), (b) or (c) above with respect to the non-permitted matters within the aforementioned ten (10) day period, Purchaser may by written notice to Seller delivered on or before five (5) days after written notice by Seller that Seller failed or elected not to take any of the actions described in clauses (a), (b) or (c) above elect, as its sole remedy, to:
(x) terminate this Agreement, in which case all of the Earnest Money shall be returned to Purchaser provided Purchaser has complied with Purchaser's obligations under the fourth grammatical paragraph of Article 4 hereof; or
(y) agree to take title as shown in the most recent Title Commitment, in which case, the Permitted Exceptions shall be expanded to include the additional matters not removed, waived or insured over, but with a deduction from and offset against the Purchase Price for all Removable Liens.




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      As used in this Section 5.4, the term "Removable Liens" shall mean liens which are of a definite and ascertainable amount which in the aggregate can be removed at Closing by payment of monies constituting a portion of the Purchase Price, and which either (A) represent mortgage debt, (B) represent taxes or assessments which are then delinquent or which are then due and payable, or (C) for any and all such liens not in categories (A) or (B), do not exceed $100,000.00 taken together in the aggregate.

5.5 NO FURTHER LIENS. Seller agrees it shall not from and after the Effective Date voluntarily or consensually perform any act which results in any additional exceptions to title that would survive the Closing without Purchaser's prior written consent, not to be unreasonably withheld


                                  ARTICLE 6
                       REPRESENTATIONS AND WARRANTIES

6.1 SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser as follows:

      6.1.1 AGREEMENTS. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will result in any breach or violation of or default under any judgement, decree, order, mortgage, lease, agreement, indenture or other instrument to which Seller is a party.

      6.1.2 AUTHORITY.   Seller has full power and authority to execute
this Agreement and to sell, convey and transfer the Property as provided for in this Agreement, and this Agreement is binding and enforceable against Seller.

      6.1.3 That the documents delivered to Purchaser hereunder, will be all of the documents pertaining to the condition and operation of the Property in Seller's possession, will be true and correct copies, and will be in full force and effect, without default by any party and without any right of set-off except as disclosed in writing at the time of such delivery.

      6.1.4 That to Seller's actual knowledge there are not any special assessments, special tax districts, sanitary sewer separation fees or outstanding obligations (contingent or otherwise) to governmental entities, including any portion payable with the current tax bill (collectively "Assessments"), with respect to the Property or any part thereof, nor are there any pending condemnation actions, nor has Seller any knowledge of any assessments or condemnation actions being contemplated.

      6.1.5 That neither Seller nor the Property are the subject of any pending, or to the actual knowledge of Seller, threatened claim, proceeding or litigation.

      6.1.6 That Seller is unaware of any material defect in the Property or the operating systems servicing the Property.














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      6.1.7 To the actual knowledge of Seller,  the Property is not in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, environmental conditions, hazardous waste or toxic materials on, under or about the Property, including, without limitation, soil and groundwater conditions. Seller further represents and warrants that neither Seller nor, to the actual knowledge of Seller, any third party has used, manufactured, stored or disposed of, on, under or about the Property or transported to or from the Property, any flammable explosives, radioactive materials or wastes, hazardous materials or wastes, toxic materials or wastes, PCBs, underground storage tanks (which have not been previously removed), or other similar materials or wastes (collectively "Hazardous Materials").

      6.1.8 Seller represents and warrants that only lease or tenancy affecting the Property is the Lease and that there exists no defaults by tenant or landlord under the Lease.

      6.1.9 To the actual knowledge of Seller, there are no persons in possession or occupancy of the Property or any part thereof, nor are there any persons who have possessory rights in respect to the Property or any part thereof, except pursuant to the Lease.

      6.1.10 There are no condemnation or eminent domain proceedings pending, or, to the actual knowledge of Seller, threatened, with regard to the Property.

6.2 PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller as follows:

      6.2.1 AGREEMENTS. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby will result in any breach or violation of or default under any judgement, decree, order, mortgage, lease, agreement, indenture or other instrument to which Purchaser is a party.

      6.2.2 AUTHORITY. Purchaser has full power and authority to execute this Agreement and purchase the Property as provided for in this Agreement and this Agreement is binding and enforceable against Purchaser.

6.3 BREACH OF REPRESENTATIONS AND WARRANTIES. Each party warrants that each of the foregoing representations and warranties made by it in this
Article 6 is true as of the date of this Agreement and will also be true as of the Closing. Each party shall notify the other promptly if such party becomes aware prior to the Closing Date of any matter which would render any of the representations or warranties of such party contained in this
Article 6 untrue in any material respect. If any of the foregoing representations and warranties by Seller shall not be true as of the Closing and such breach is other than as a result of Seller's deliberate or willful act, Purchaser may alternatively as its sole remedy either (a) waive such breach and close the transaction contemplated herein, or (b) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser. In the case of any other breach of any of the foregoing representations or warranties by Seller or Purchaser, the parties may exercise any of their remedies under Article 8.










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6.4   NO OTHER WARRANTIES.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS
AGREEMENT, PURCHASER AGREES TO ACCEPT THE PROPERTY IN "AS-IS" CONDITION AS OF THE CLOSING DATE, AND PURCHASER AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO PURCHASER REGARDING THE PROPERTY, THE LEASE OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.


                                  ARTICLE 7
                                 THE CLOSING

7.1 DEFINITION; TIME AND PLACE. The performance by Seller and Purchaser of their respective obligations under this Agreement directly or through the completion of the escrow deposits required of them to be made and the delivery of the Purchase Price to Seller by the Closing Escrowee after delivery of the Title Policy to Purchaser and delivery of possession of the Property to Purchaser, subject to the rights of Tenant under the Lease, shall constitute the closing of the sale (the "Closing"). The date of the Closing (the "Closing Date") shall be not later than 2:00 p.m. (C.S.T.) on July 11, 1997. The Closing shall take place at the downtown Chicago office of the Title Insurer.

7.2 POSSESSION. Possession of the Property shall be delivered at the Closing, subject to the rights of Tenant under the Lease.

7.3 ESCROW. This sale shall be closed through a "New York style" escrow (the "Escrow") with the Title Insurer (the "Closing Escrowee"), in accordance with the general provisions of the usual form of escrow agreement then in use by the Closing Escrowee, with such special provisions inserted in the escrow agreement as may be required to conform with this Agreement (the "Escrow Agreement"). The Escrow and Escrow Agreement shall be auxiliary to this Agreement, and this Agreement shall not be merged into nor in any manner superseded by the Escrow or the Escrow Agreement. Upon the creation of the Escrow, payment of the Purchase Price and delivery of the deed and other closing documents shall be made through the Escrow and the Earnest Money shall be deposited in the Escrow. The attorneys for the parties are hereby authorized to execute the Escrow Agreement and any amendments thereto. Each party shall have the right to inspect all documents prior to or at the time of deposit in the Escrow. The escrow fee for the Escrow shall be shared equally by the parties, except that the escrow fees attributable to any ancillary money lender's agreement shall be borne by Purchaser alone.

7.4 DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING. At the Closing, Seller shall deliver or cause to be delivered to Purchaser directly or, if either party elects, through the Escrow, the following, each of which shall be in form reasonably satisfactory to Purchaser and (if applicable) the Title Insurer:

      (a) a duly executed and acknowledged special warranty deed to the Property subject only to the Permitted Exceptions;

      (b)   the Title Policy;

      (c) evidence of authorization of Seller as to the execution of this Agreement and the sale of the Property to Purchaser and the performance of other acts required hereunder;

      (d) an affidavit to the effect that Seller is not a foreign person under Section 1445(b) of the United States Internal Revenue Code;

      (e)   an original Lease;

      (f) a certificate of inapplicability of the Illinois Responsible Property Transfer Act.

      (g) all other documents (if any) required, pursuant to other provisions of this Agreement or to the Escrow Agreement, to be executed and delivered by Seller; and

      (h) such other instruments and documents, including, but not limited to, an ALTA Statement and a gap undertaking, as may be reasonably required by the Title Insurer or Purchaser in order to carry out the purposes of this Agreement.

7.5 DOCUMENTS TO BE DELIVERED BY PURCHASER AT CLOSING. At the Closing, Purchaser shall deliver or cause to be delivered to Seller directly, or if either party elects through the Escrow, the following, each of which shall be in form reasonably satisfactory to Seller and (if applicable) the Title
Insurer:

      (a) the Purchase Price, plus or minus adjustments, credits and prorations as provided for herein;

      (b) evidence of authorization of Purchaser as to the execution of this Agreement and the purchase of the Property from Seller and the performance of the other acts required hereunder and the transactions contemplated hereby;

      (c) all other documents required pursuant to other provisions of this Agreement or the Escrow Agreement to be executed and delivered by Purchaser; and

      (d) such other instruments and documents as may be reasonably required in order to carry out the purpose of this Agreement, including, but not limited to, an ALTA Statement.

7.6   DOCUMENTS TO BE JOINTLY DELIVERED BY SELLER AND PURCHASER AT CLOSING.

At the Closing, Seller and Purchaser shall each execute and deliver, directly, or if either party elects, through the Escrow, the following, each of which shall be in form reasonably satisfactory to both parties and (if applicable) the Title Insurer:

      (a) applicable transfer tax declarations for the State of Illinois, the County and any necessary municipal transfer declarations;

      (b)   a Closing Statement (in triplicate);

      (c) an Assignment and Assumption Agreement in the form of Exhibit C attached hereto and made a part hereof; and

      (d) a letter to Tenant signed by Seller and Purchaser advising Tenant that (i) the Property has been sold to Purchaser, (ii) all of Seller's right, title and interest in, to and under the Lease have been assigned to Purchaser as of the Closing Date, and (iii) Purchaser has assumed all of Seller's obligations under the Lease from and after the Closing Date, and directing Tenant to pay all future rental under the Lease in accordance with Purchaser's directions and to identify Purchaser as the "Landlord" under all insurance policies required to be maintained by Tenant under the Lease.

                                  ARTICLE 8
                             DEFAULTS; REMEDIES

8.1 PURCHASER'S DEFAULT. If the transaction contemplated hereby does not close by reason of a default by Purchaser in any of the terms hereof and such default is not cured within five (5) Business Days after written notice of such default is given by Seller to Purchaser, then Seller may, as its sole option and in lieu of any and all other legal and equitable remedies which Seller may have hereunder for failure by Purchaser to close the transaction contemplated hereby, receive the Earnest Money as liquidated damages. In addition, Seller may pursue against Purchaser any and all other rights and remedies available at law or equity to obtain from
Purchaser: (i) copies of all soil tests, environmental studies, and other tests and studies pertaining to the Property obtained by Purchaser, and
(ii) reimbursement for the payment of all survey costs and expenses properly allocable to Purchaser under Article 4 hereof. Nothing contained in this Section 8.1 shall limit, restrict or otherwise affect any claim or cause of action Seller may have against Purchaser under Purchaser's indemnification obligations under this Agreement, and in connection with any such claims or causes of action, Seller's recovery shall not be limited to the Earnest Money or any other sum certain.

8.2 SELLER'S DEFAULT. If the transaction contemplated hereby does not close by reason of a default by Seller in any of the terms hereof, and such default is not cured within five (5) Business Days after written notice of said default is given by Purchaser to Seller, then subject to the limitations, exceptions and qualifications set forth below in this Section 8.2, Purchaser may rescind this Agreement and receive all sums held as Earnest Money or pursue against Seller any other rights or remedies available at law or in equity, including, without limitation, an action to compel Seller's specific performance of this Agreement, all in such order or concurrently as Purchaser may elect. Notwithstanding anything contained herein to the contrary, Purchaser's rights and remedies upon Seller's breach of a representation and warranty shall be subject to and governed by
Section 6.3 hereof. Notwithstanding anything contained herein to the contrary, in no event shall Seller be liable to Purchaser for damages of any kind (including direct, indirect or consequential damages) in excess of Two Hundred Fifteen Thousand and 00/100 Dollars ($215,000.00), including, without limitation, any loss or damage suffered by Purchaser in connection with any agreement or understanding with any third party for the use, lease or purchase of the Property or any portion thereof.


                                  ARTICLE 9
                                MISCELLANEOUS

9.1 UNIFORM RISK ACT. The Uniform Vendor and Purchaser Risk Act as enacted in the State of Illinois shall apply to this transaction.

9.2 PAYMENT OF REAL ESTATE BROKERS AND CONSULTANTS. Seller shall pay a broker's commission to Podolsky and Associates L.P. in connection with this transaction. Each party represents to the other that neither have engaged or otherwise dealt with any other real estate broker in connection with the Property or this transaction. Each party agrees to indemnify, defend and hold the other and its partners and their respective officers, directors, shareholders, agents and employees harmless from and against any claim for a real estate broker's commission or fee by any other party claiming to have been engaged by, or otherwise dealt with, Purchaser or Seller, as the case may be in connection with the Property or this transaction.

9.3 NOTICES. All notices and other communications which are required to be, or which may be, given under this Agreement shall be in writing, and shall be delivered at the addresses set out hereinbelow. Notice may be given by personal delivery, recognized overnight courier, by United States mail in the manner set forth below or by facsimile transmission. Notice shall be deemed to have been duly given (a) if by personal delivery, on the first occur of the date of actual receipt or refusal of delivery by any person at the intended address, (b) if by overnight courier, on the first
(1st) Business Day after being delivered to a recognized overnight courier,
(c) if by mail, on the second (2nd) Business Day after being deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, or (d) if by facsimile transmission, on the day and at the time transmitted, as evidenced by the confirmation slip generated by the sender's facsimile machine, addressed as follows:

      If to Seller:     Lincam Properties Ltd. Series 85
                        c/o Amli Realty Co.
                        125 South Wacker Drive
                        Suite 3100
                        Chicago, Illinois 60606
                        Attention:  President
                        Facsimile:  312-443-1986

      with a copy to:   Mason & Wenk, Ltd.
                        10 South LaSalle Street
                        Suite 2650
                        Chicago, Illinois 60603
                        Attention:  Keith J. Wenk, Esq.
                        Facsimile:  312-419-3130

      If to Purchaser:  DLS Real Estate, Inc./Franklin Partners LLC
                        9401 West Grand Avenue
                        Franklin Park, Illinois 60131
                        Attention:  Mr. Donald J. Shoemaker, Vice President
                        Facsimile:

      with a copy to:   D'Ancona & Pflaum
                        30 North LaSalle Street
                        Suite 2900
                        Chicago, Illinois 60602
                        Attention:  Marc S. Joseph, Esq.
                        Facsimile:  312-580-0923

      or to such other address as either party may from time to time specify as its address for the receipt of notices hereunder, in a notice to the other party.

9.4 ASSIGNMENT. Purchaser may assign its rights hereunder with the prior written consent of Seller; provided, however, that such consent shall not be required if Purchaser assigns its rights hereunder to an entity affiliated with Purchaser, 1800 Central I, L.L.C., an Illinois limited liability company ("1800 Central") or the principles of Purchaser or 1800 Central.

      Purchaser desires to exchange other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended ("IRC") and the Regulations promulgated thereunder, for fee title in the Property. Purchaser expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031(k)-1(g)(4) on or before the closing date provided for hereunder. The parties hereto agree to cooperate with each other in effectuating such an exchange; provided, however, that Seller shall not be required to incur any additional expenses in connection with the exchange (beyond the normal and customary charges imposed upon sellers).

9.5 JOINT AND SEVERAL LIABILITY. If Purchaser or Seller is more than one person or entity, then all obligations and/or liabilities of Purchaser or Seller set forth herein or arising hereunder shall be the joint and several obligations and/or liabilities of each party constituting Purchaser or Seller.

9.6 ENTIRE AGREEMENT. This Agreement embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof except as may be set forth in writing executed by both parties contemporaneously with or subsequent to this Agreement.

9.7 SEVERABILITY. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and other applications thereof shall not be affected thereby.

9.8 CAPTIONS; NUMBER. The captions contained in this Agreement are for the convenience of reference only, and shall not affect the meaning, interpretation or construction of this Agreement. As used in this Agreement, the singular form shall include the plural and the plural shall include the singular, to the extent that the context renders it appropriate.

9.9 COUNTERPARTS. This Agreement may be executed in two more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

9.10 GOVERNING LAW; VENUE. This Agreement has been executed and delivered, and is to be performed, in the State of Illinois, and this Agreement and all rights, obligations and liabilities hereunder shall be governed by, and construed in accordance with, the internal laws of the State of Illinois. Purchaser hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in Cook County, Illinois.

9.11  TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

9.12 SURVIVAL. All of the respective representations and warranties of Seller and Purchaser hereunder, and all of their respective rights and remedies with respect to the incorrectness or breach thereof, shall survive the Closing Date for a period of one (1) year from the date of Closing. Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit any rights which Purchaser may be entitled to by statutory law.

9.13 MODIFICATION. The provisions of this Agreement may not be amended, changed or modified orally, but only by an agreement in writing signed by the party against whom any amendment, change or modification is sought.

9.14 WAIVER. Except as otherwise expressly provided in this Agreement, no waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature) and no acceptance of payment or performance by a party after any breach by the other party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party whether or not the first party knows such breach at the time it accepts such payment or performance. Except as otherwise expressly provided in this Agreement no failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

9.15 BUSINESS DAYS. If any date specified in this Agreement for the Closing Date or for commencement or expiration of time periods for termination or approvals or for notice occurs on a day other than a Business Day, then any such date shall be postponed to the following Business Day. As used herein, "Business Day" shall mean any day other than a Saturday, Sunday or a holiday observed by national banks or the Title Insurer.

9.16 NO RECORDING OF AGREEMENT. Neither party shall record this Agreement without the prior written consent of the other.

9.17 LIMITATION OF LIABILITY. Purchaser agrees that the partners, shareholders, officers, directors and employees of Seller shall have no personal liability whatsoever with respect to the transactions described herein. Further, Purchaser agrees that Seller's liability hereunder shall at all times be limited to Seller's interest in the Property. Seller agrees that the partners, shareholders, officers, directors and employees of Purchaser shall have no personal liability whatsoever with respect to the transaction described herein.

9.18 OFFER; EFFECTIVE DATE. The execution of this Agreement by the first party to do so and delivery thereof to the other party constitutes an offer to purchase or sell, as the case may be, and shall be automatically revoked unless the party to which the offer is made shall execute and deliver at least two (2) copies of this Agreement to the offering party at the address given for notice herein on or before 5:00 p.m., local time, on the date which is five (5) days after the date on which the offering party has executed this Agreement as first set forth above. Regardless of any date heretofore or hereafter inserted in this Agreement, the term "Effective Date" as used herein shall be the date on which this Agreement is executed and delivered in final form by the latter of Purchaser or Seller to so execute and deliver it. Seller will discontinue marketing the Property as of the Effective Date.

9.19 BULK SALES FILING. Seller shall notify the Illinois Department of Revenue (the "Department") of the pending sale of the Property under this Agreement pursuant to and in accordance with the requirements of Section 902(d) of the Illinois Income Tax Act and Section 5(j) of the Retailer's Occupation Tax Act (collectively, the "Acts"). Seller, by giving such notice to the Department, shall attempt to cause the Department to certify, prior to the Closing, that Seller either has or does not have assessed, but unpaid, taxes, penalties or interest due under the Acts. If the Department issues a Bulk Sales Stop Order prior to Closing, Seller shall comply with all requirements and obligations imposed by the Department so as not to delay the Closing, including, without limitation, escrowing the amount to be withheld under the Bulk Sales Stop Order with the Closing Escrowee. If prior to the Closing, the Department has not made and issued a written determination that Seller does not have assessed, but unpaid taxes, penalties or interest due under the Acts and has not issued a Bulk Sales Stop Order, Seller shall indemnify and defend Purchaser and hold Purchaser harmless from and against any and all loss, damage, liability, cost and expense which Purchaser may suffer or incur as a result of debts owed by Seller to the department under the Acts, and such indemnification shall survive the Closing until such time as the Department has made and issued a written determination that Seller does not have assessed, but unpaid taxes, penalties or interest due under the Acts.

9.20 ESTOPPEL CERTIFICATE. Promptly after the Effective Date, Seller shall request the Tenant to execute an estoppel certificate substantially similar to the Estoppel Certificate attached as Exhibit D to the Lease (the "Purchaser's Estoppel Certificate"). On or before June 27, 1997, Seller shall deliver to Purchaser either (i) an original estoppel certificate in the form of Purchaser's Estoppel Certificate signed by Tenant and dated on or after the Effective Date; (ii) an original estoppel certificate in a form other than Purchaser's Estoppel Certificate signed by Tenant and dated on or after the Effective Date; or (iii) written notice from Seller to Purchaser stating that Tenant has not signed any estoppel certificate dated on or after the Effective Date. If Seller delivers the estoppel certificate described in clause (ii) above or if Seller delivers the notice described in clause (iii) above, Purchaser may, in its sole but reasonable discretion and as its sole and exclusive remedy, terminate this Agreement by delivering written notice of such termination to Seller at any time on or before the expiration of the Review Period. If Purchaser fails to give Seller timely notice of such termination under this Section 9.20, Purchaser's termination right under this Section 9.20 shall be deemed waived.

9.21 SUBORDINATION AND ATTORNMENT AGREEMENT. After the Effective Date, Seller shall request the Tenant to execute a Subordination and Attornment Agreement in form reasonably acceptable to Purchaser and Purchaser's lender. If Purchaser does not obtain a Subordination and Attornment Agreement in form reasonably acceptable to Purchaser on or before June 27, 1997, Purchaser may, in its sole but reasonable discretion and as its sole and exclusive remedy, terminate this Agreement by delivering written notice of such termination to Seller at any time on or before the expiration of the Review Period. If Purchaser fails to give Seller timely notice of such termination under this Section 9.21, Purchaser's termination right under this Section 9.21 shall be deemed waived.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                              PURCHASER

                              DLS REAL ESTATE, INC., an Illinois
corporation

Attest:

By:                           By:         /s/ Donald J. Shoemaker
      --------------------                ------------------------------
Title:                        Title:      Vice President
      --------------------                ------------------------------
                              Date:       6/30/97
                                          ------------------------------


                              SELLER

                              LINCAM PROPERTIES LTD. SERIES 85,
                              an Illinois limited partnership

                              By:   LINCAM PROPERTIES, INC.,
                                    its corporate general partner


                              By:   /s/ JOHN E. ALLEN
                                    ------------------------------
                              Title: President
                                    ------------------------------
                              Date: 6/4/97
                                    ------------------------------

                                  EXHIBIT A
                        LEGAL DESCRIPTION OF THE LAND



            [If the legal description of the Property is not available at the time of the signing of this Agreement, it shall be provided prior to the end of the Review Period based on the Preliminary Survey to be obtained pursuant to Section 5.1 of this Agreement.]

                                  EXHIBIT B
                            PERMITTED EXCEPTIONS

           [To be provided by Purchaser during the Review Period]

                                  EXHIBIT C

                             ASSIGNMENT OF LEASE
                                     AND
                            ASSUMPTION AGREEMENT


      THIS ASSIGNMENT OF LEASE AND ASSUMPTION AGREEMENT (the "Assignment") dated as of _______________, 1997, is by and between LINCAM PROPERTIES LTD. SERIES 85, an Illinois limited partnership (referred to herein as "Assignor") and DLS REAL ESTATE, INC., an Illinois corporation (referred to herein as "Assignee").

                                 WITNESSETH

      WHEREAS, Assignor as Seller and Assignee as Purchaser have entered into that certain Agreement for Purchase and Sale of Real Estate dated __________, 1997 (the "Contract"), for a parcel of real property consisting of approximately 2.54 acres of real estate, together with all improvements, including a 25,000 square foot building, located at 5521 Meadowbrook Court, Rolling Meadows, Illinois (the "Property") being more particularly described in the Contract; and

      WHEREAS, Assignor has heretofore entered into that certain Lease dated as of January 11, 1994 (the "Lease"), with Samsung America, Inc., a New York corporation, who assigned its interest to Samsung Construction Equipment America Corp., an Illinois corporation, as tenant; and

      WHEREAS, Assignee desires to purchase from Assignor, and Assignor desires to sell and assign to Assignee, the Lease and the leasehold estate created thereby subject to the terms set forth below.

      NOW, THEREFORE, for and in consideration of the premises and the agreements and covenants hereinafter set forth, together with the sum of Ten and 00/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

      1. Assignor does hereby assign unto Assignee the Lease and the leasehold estate created thereby, and all of the rights, benefits and privileges of the landlord thereunder, but subject to all terms, conditions, reservations and limitations set forth in the Lease.

      2. Assignee does hereby assume and agrees to perform all of the terms, covenants and conditions of the Lease on the part of the landlord therein required to be performed, from and after the date hereof. Assignee hereby indemnifies and holds Assignor harmless from any and all losses, liabilities, expenses (including reasonable attorney's fees), claims or causes of action against Assignee under the Lease in connection with any obligations of landlord which arise after the date hereof. Assignor hereby indemnifies and holds Assignee harmless from any and all losses, liabilities, expenses (including reasonable attorney's fees), claims or causes of action against Assignee under the Lease in connection with any obligations of landlord which arise on or prior to the date hereof.

      3. All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representative, successors and assigns.

      4. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

      IN WITNESS WHEREOF, the parties have executed this Assignment on the date first above written.

                              Assignor:

                              DLS REAL ESTATE, INC.,
                              an Illinois corporation


                              By:
                                    ------------------------------
                              Title:
                                    ------------------------------


                              Assignee:

                              LINCAM PROPERTIES LTD. SERIES 85,
                              an Illinois limited partnership

                              By:   LINCAM PROPERTIES, INC.,
                                    its corporate general partner


                                    By:
                                          ------------------------------
                                    Title:
                                          ------------------------------

                                  EXHIBIT D

                       FORM OF TENANT ESTOPPEL LETTER
                       ------------------------------

LEASE DATE:       January 11, 1994, amended November 29, 1996

LANDLORD:         LincAm Properties Ltd. Series 85

TENANT:           Samsung America Inc., doing business in the State of
Illinois under the name Samsung Construction Equipment Company

PREMISES:         25,000 square feet in the building commonly known as 5521
Meadowbrook Court, in Rolling meadows, Illinois.

      The undersigned Tenant under the above Lease hereby certifies to ________________ ("Lender") and ____________________("Purchaser").

      1. That the Lease calls for monthly base rent installments of $__________ each, commencing on _____, 19____, and Tenant claims no offsets, deductions or credits against future payments of rent.

      2. That no advance rental or other payment has been made in connection with the lease.

      3. That a security deposit in the amount of $18,333.33 is being held by Landlord, which amount is not subject to any setoff or reduction or to any increase for interest or other credit due to Tenant, except as expressly provided in Section 7 of the Lease.

      4. That the Lease is a valid lease and in full force and effect. Attached hereto is a true and complete copy of the Lease and all amendments and other agreements relating to the Lease and the rent payable thereunder, which documents represent the entire agreement between the parties; that there is no existing default on the part of the Landlord; that there is no existing default on the part of the Tenant of which Tenant has knowledge; that to Tenant's knowledge, no event has occurred which, with the passing of time or giving of notice or both, would constitute an event of default; and that the Lease has not been amended, modified, supplemented, extended, renewed or assigned.

      5. That the Lease provides for a term commencing March, 1994 and ending July 31, 2002.

      6. That there are no actions, voluntary or involuntary, pending against the Tenant under the bankruptcy laws of the United States or any state thereof.

      7.    Tenant is entitled to no rent concessions.

      8. That all obligations and conditions under said Lease to be performed by Landlord or Tenant on or before the date hereof have been satisfied, free of defenses and setoffs, including all construction work to be completed to the Premises.

      9. That Tenant has obtained all necessary licenses and permits to carry on its business at the Premises, and all such licenses and permits are in full force and effect.

      10. That Tenant has received no notice of any claim, litigation or proceeding, pending or threatened, against or relating to the Tenant that would adversely affect the Tenant's ability to fulfill its obligations under the Lease or with respect to the Premises. Tenant has received no notice of, and has no knowledge of, any violations of any federal, state, county or municipal statutes, laws, codes, ordinances, rules, regulations, orders, decrees or directives relating to the Tenant that would adversely affect the use or condition of the Premises or Tenant's operating thereon. Tenant has received no notice from any governmental body or agency or from any person or entity with respect to any actual or threatened taking of the Premises or any portion thereof for any public or quasi-public purpose by the exercise of condemnation or eminent domain.

                                    TENANT:

                                    SAMSUNG AMERICA INC.,
                                    a New York corporation,


Dated:____________________          By:     /S/ Keith J. Wenk
                                    Title:  General Manager